Exhibit 99.1

Contact:	John Leness
General Counsel
253-850-3500

FLOW INTERNATIONAL DELAYS FILING FORM 10-Q

KENT, Wash., September 20, 2005 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, today announced that it has been further delayed from filing its Form 10-Q for the fiscal 2006 first quarter ended July 31, 2005. On September 16, 2005, the Company filed a Form 12b-25 to extend the filing date for its interim report, extending the filing date to September 19, 2005. The Company did not file the Form 10-Q on September 19, 2005 and currently is unable to predict when it will file the 10-Q.

The Company, after consultation with its Independent Registered Public Accounting Firm (“IRPAF”) has determined that it will restate its financial results for the year ended April 30, 2005 as a result of an error related to the valuation of anti-dilution warrants issued to the Company’s lenders on March 21, 2005. The warrants were issued as a result of the issuance of securities in a PIPE transaction. The amount of the restatement, which will result in a non-cash adjustment, is estimated to be approximately $600,000 and will increase the Company’s paid-in capital and net loss for the year ended April 30, 2005. The restatement for these warrants will not have any effect on net shareholder’s equity as of April 30, 2005.

In conjunction with the Public Company Accounting Oversight Board’s inspection of the IRPAF, the IRPAF has advised that it continues to complete required audit procedures in connection with the 2005 financial statements. Until the IRPAF has completed these procedures and the 2005 financial statements are restated, the Company will not be in a position to file the 10-Q for the first quarter.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting, cleaning, and food safety applications, providing state-of-the-art ultrahigh-pressure (UHP) technology to industries including automotive, aerospace, job shop, surface preparation, food and more. For more information, visit www.flowcorp.com.